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                      SECURITIESANDEXCHANGECOMMISSION
                           Washington,D.C.20549

                                 FORM 10

               GENERAL FORM FOR REGISTRATION OF SECURITIES
  Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

                      DAVEANAND SOOKDEO
                      _________________
  (Exact name of registrant as specified in its charter)

             BIRTH CERTIFICATE NO. B152941
             _____________________________
(State or other jurisdiction of incorporation or organization)

        768765761
       ______________
(I.R.S. Employer Identification No.)

8345 NW 66TH STREET,STE 8365,MIAMI.FLORIDA             33166
__________________________________________             _______
 (Address of principal executive offices)            (Zip Code)

Registrant s telephone number,including area code:      647-285-1991


Securities to be registered pursuant to Section12(b) of the Act:

 Title of each class                          Name of each exchange on which
 to be so registered                          each class is to be registered

 F41951504                                 DISTRICT OF ATLANTA (6TH DISTRICT)
 __________                               __________________________________




Securities to be registered pursuant to Section 12(g) of the Act:

                        F41951504
                        _________
                     (Title ofclass)

                     (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer,an accelerated filer,a non-accelerated filer,or a smaller reporting company.See the definitions of large accelerated filer accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act.


 Large accelerated filer 'X'                             Accelerated filer
 Non-acceleratedfiler (Do notcheck if a smaller reporting company)
 Smaller reporting company





            Persons who respond to the collection of information contained in this form are not required to respond unless the form displays
SEC 1396 (02-08)    a curently valid OMB control number.



               INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.Business.

       Furnish the information required by Item 101 of Regulation S-K (229.101 of this chapter).

Item 1A. RiskFactors.

       Set forth,under the caption RiskFactors,where appropriate,the risk factors described inItem 503(c) of Regulation S-K(229.503(c) of this chapter)applicable to the registrant.Provide any discussion of risk factors in plain English in accordance with Rule 421(d)of the Securities Actof 1933(230.421(d)of this chapter).Smaller reporting companies are not required to provide the information required by this item.

Item 2.Financial Information.

      Furnish the information required byItems 301,303,and305 of Regulation S-K (229.301,229.303, and 229.305 of thischapter).

Item 3.  Properties.

      Furnish the information required by Item 102 of Regulation S-K (229.102 of this chapter).

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

      Furnish the information required by Item 403 of Regulation S-K (229.403 of this chapter).

Item 5.  Directors and Executive Officers.

      Furnish the information required by Item 401 of Regulation S-K (229.401 of this chapter).

Item 6.  Executive Compensation.

      Furnish the information required by Item 402 of Regulation S-K (229.402ofthischapter)and paragraph(e)(4)of Item
      407 of Regulation S-K(229.407 of this chapter).

Item 7.Certain Relationships and Related Transactions,and Director Independence

      Furnish the information required by Item 404 of Regulation S-K (229.404 of this chapter)and Item 407(a)of Regulation
      S-K(229.407(a)of this chapter).

Item 8.LegalProceedings.

      Furnish the information required by Item 103 of Regulation S-K (229.103 of this chapter).

Item 9. Market Price of and Dividends on the Registrant s Common Equity and Related Stockholder Matters.

      Furnish the information required by Item 201 of Regulation S-K (229.201 of this chapter).

Item 10.  Recent Sales of Unregistered Securities.

      Furnish the information required by item 701 of Regulation S-K (229.701 of this chapter).


Item 11. Description of Registrant s Securities to be Registered.

      Furnish the information required by Item 202 of Regulation S-K (229.202 of this chapter).If the class of securities to be registered will trade in the form of American Depositary Receipts, furnish Item 202(f) disclosure for such American
      Depositary Receipts as well.

Item 12. Indemnification of Directors and Officers.

      Furnish the information required by Item 702 of Regulation S-K (229.702 of this chapter).

Item 13. Financial Statements and Supplementary Data.

      Furnish all financial statements required by Regulation S-X and the supplementary financial information required by
      Item 302 of Regulation S-K(229.302 of this chapter).Smaller reporting companies may provide the financial informaton required by Article 8 of Regulation S-X in lieu of the information required by other parts of Regulation S-X.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      Furnish the information required by Item 304 of Regulation S-K (229.304 of this chapter).

Item 15.  Financial Statements and Exhibits.

     (a) List separately all financial statements filed as part of the registration statement.

     (b) Furnish the exhibits required by Item 601 of Regulation S-K (229.601 of this chapter).




                                      SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf bythe undersigned,thereunto duly authorized.

                                                        DAVEANAND SOOKDEO
                                                        _________________
                                                            (Registrant)

Date:  NOVEMBER 3,2009                               By:_________________
                                                          (Signature)
                                                          Daveanan Sookdeo
 Print name and title ofthe signing officer under his signature.  President


                                     GENERAL INSTRUCTIONS

A. Rule as to Use of Form 10.

   Form 10 shall be used for registration pursuant to Section 12(b) or(g)of the Securities Exchange Act of 1934 of classes of securities of issuers for which no other form is prescribed.

B. Application of General Rules and Regulations.

   (a) The General Rules and Regulations under the Act contain certain general requirements which are applicable to registration on any form.These general requirements should be carefully read and observed in the preparation and filing of registration statements on this form.

   (b) Particular attention is directed to Regulation 12B
      [17CFR240.12b-1-240.12b-36]which contains general requirements regarding matters such as the kind and size of paper to be used, the legibility of the registration statement, the information to be given whenever the title of securities is required to be stated, and the filing of the registration statement.The definitions contained in Rule 12b-2 [17 CFR240.12b-2] should be especially noted.


C. Preparation of Registration Statement.

   (a) This form is not to be used as a blank form to be filled in,but only as a guide in the preparation of the registration statement on paper metting the requirements of Rule 12b-12[17CFR240.12b-12]. The registration statement shall contain the item numbers and captions,but the text of the items may be omited.
       The answers to the items shall be prepared in the manner specified in Rule 12b-13[17CFR240.12b-13].

   (b) Unles otherwise stated, the information required shall be given as of a date reasonably close to the date of filling the registration statement.

   (c) Atention is directed to Rule 12b-20 [17 CFR 240.12b-20] which states:
       In addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any,as may be necesary to make the required statements,in light of the circumstances under which they are made,not misleading.

D.     Signature and Filing of Registration Statement.

       Three complete copies of the registration statement, including financial statements, exhibits and all other papers and documents filed as a part thereof, and five additional copies which need not include exhibits, shall be filed with the Commission.Atleast one complete copy of the registration statement, including financial statements, exhibits and all other papers and documents filed as a part thereof, shall be filed with each exchange on which any class of securities is to be registered.At least one complete copy of the registration statement filed with the Commision and one such copy filed with each exchange shall be manually signed. Copies not manually signed shall bear typed or printed signatures.

E.     Omission of Information Regarding Foreign Subsidiaries.

       Information required by any item or other requirement of this form with respect to any foreign subsidiary maybe omitted to the extent that the required disclosure would be detrimental to the registrant. However, financial statements, otherwise required, shall not be omitted pursuant to this instruction. Where information is omitted pursuant to this instruction, a statement shall be made that such information has been omited and the names of the subsidiaries involved shall be separately furnished to the Commission.The Commission may,in its discretion, call for justification that the required disclosure would be detrimental.

F.     Incorporation by Reference.

       Attention is directed to Rule12b-23[17CFR240.12b-23] which provides for the incorporation by reference of information contained in certain documents in answer or partial answer to any item of a registration statement.